Contact:
Ron Bass, Principal Accounting Officer
Cardinal Communications, Inc.
720-936-8283

FOR IMMEDIATE RELEASE: NEWS

January 23, 2007 OTCBB: CDCI Formerly CDNC

Cardinal Communications Continues Company-Wide Restructuring,
Adds New Leadership To Management Team And Board Of Directors, Completed A One-For-Thirty Reverse Stock Split And
Announces Preliminary Results From Debt Exchange

BROOMFIELD, Colo., January 23, 2007 - Cardinal Communications, Inc. (CDCI.OB), a provider of voice, video and high-speed broadband communications services, and a specialized developer of residential real estate (the “Company”), today announces its business and corporate restructuring while it continues to execute its plan to increase profitability.

The Company's new Chairman and Chief Executive Officer, Ed Garneau, announced the update, stating "over the past year, we have made great progress growing revenues, adding profitable operations, divesting underperforming operations, and cutting costs. However, our job will not stop at just achieving profitability; we need to increase shareholder value.”

In the first of a series of restructuring efforts, the Company announced that it has completed a one-for-thirty reverse split, authorized by the shareholders at the Annual Shareholder Meeting on June 6, 2006. As a result of the split, every thirty shares of authorized and outstanding stock will be reclassified and combined into one new share of common stock. As of the opening day of trading on January 23, 2007, the Company’s common stock began trading on a split-adjusted basis under the symbol “CDCI”. Following the Reverse Split, the number of shares of common stock outstanding decreased from approximately 534.6 million shares to approximately 17.8 million shares. The Reverse Split will affect all holders of the Company's common stock uniformly and will not affect any shareholder’s percentage ownership interest.

Additional challenges in restructuring include the significant debt load the Company is carrying. To address these challenges, the Company announced that it had retained Mr. Vern Schweigert of Biltmore Associates to act as Chief Restructuring Officer. Mr. Schweigert brings a wealth of experience helping companies restructure in the telecommunications and real estate industries. Mr. Garneau stated, "Mr. Schweigert has been charged with leading the Company's efforts to restructure its financial position and reduce the Company's liabilities. We have already had a positive response from our shareholder and creditor partners to Mr. Schweigert's efforts. We expect to see immediate results from this initiative."

As a result of Mr. Schweigert’s preliminary efforts, the Company also announces a debt for equity exchange program, which will allow certain creditors to exchange debt for equity. The first creditor to take advantage of the program is Evergreen Venture Partners, LLC. On January 15, 2007, the Company and Evergreen entered into a Debt Exchange Agreement whereby Evergreen agreed to exchange its $750,000 non-interest bearing note for 3,250,000 (post effective split) shares of the Company’s common stock. Evergreen’s ability to sell the exchange shares is restricted and only four percent (4%) of the total shares exchanged (130,000 shares) will be released for resale per month after January 15, 2007. Mr. Schweigert stated that “Through this and similar programs, we should be able to significantly reduce the debt load and present a strong balance sheet.”

Mr. Garneau added that "the debt for equity program will allow the Company to reduce debt and improve its balance sheet. This program is essential to our ability to grow."

Finally, effective January 15, 2007, the Company welcomed two new members to its Board of Directors: Steven Basmajian and Kenneth Miller. Mr. Basmajian has over 30 years’ entrepreneurial business experience. Most recently, Mr. Basmajian owned and managed International Sunprints a full service apparel decorator that provided clothing opportunities to major retailers including Target, Wal-Mart, Albertsons/Osco, JC Penney, Dillard’s and Mervyns. In 2005, Mr. Basmajian sold his interest in International Sunprints. Mr. Miller is a successful developer of real estate projects including commercial retail, office, self storage, multi-family and residential subdivisions. Pursuant to Sections 3.2 and 3.10 of the Bylaws of the Company, Messrs. Basmajian and Miller shall serve in such capacity until the next annual meeting of the shareholders of the Company. Mr. Basmajian was also appointed to the Company’s Executive Committee.

Mr. Garneau concluded, “current management has been challenged by a number of unfortunate legacy issues. We have faced them and believe that we are succeeding in our efforts to overcome them. Our team has the vision and skills to not only preserve our business but to deliver top-line products and services to our customers and value to our partners, investors, and creditors. It is now time to complete our restructuring and demonstrate the success of our vision."

About Cardinal Communications, Inc.
Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video and high-speed Internet) and high-quality real estate to the residential marketplace. The Company’s expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal’s expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities.
Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol “CDCI.” For more information, visit the Company’s website at www.cardinalcomms.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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